Contacts:	Paul W. Taylor	Christopher G. Treece
	President and Chief Executive Officer	E.V.P., Chief Financial Officer and Secretary
	Guaranty Bancorp	Guaranty Bancorp
	1331 Seventeenth Street, Suite 200	1331 Seventeenth Street, Suite 200
	Denver, CO 80202	Denver, CO 80202
	(303) 293-5563	(303) 675-1194

FOR IMMEDIATE RELEASE:

Guaranty Bancorp Announces 2016 First Quarter Financial Results

•	Previously announced planned merger with Home State Bancorp
•	Improved net income by 8.9% compared to the first quarter 2015
•	Increased quarterly dividend 15% to $0.115 per share in the first quarter 2016
•	Grew deposits by $70.9 million or 15.8% during the first quarter 2016

DENVER, April 20, 2016 - Guaranty Bancorp (Nasdaq: GBNK) (“we”, “our” or “the Company”), a community bank holding company based in Colorado, today announced first quarter 2016 net income of $5.5 million, or $0.26 per basic and diluted common share, an increase of $0.5 million or $0.02 per basic and diluted common share as compared to the first quarter 2015.

The Company’s operating earnings1 increased $0.8 million, or 15.8% for the first quarter 2016, as compared to the same quarter in the prior year. The $0.8 million increase in operating earnings was due to a $1.2 million increase in net interest income resulting from a $288.4 million, or 18.9% increase in average loan balances, partially offset by an increase in income taxes due to higher pretax income. The Company’s net income increased $0.5 million for the three months ended March 31, 2016, as compared to the same period in the prior year due to a $1.2 million increase in net interest income, partially offset by $0.7 million of merger-related expenses incurred in the first quarter of 2016.

“We have some very exciting initiatives in 2016 that will help to advance our growth strategy and strengthen our market share,” said Paul W. Taylor, President and Chief Executive Officer. “On March 16th, we announced our planned merger with Home State Bancorp, based in Loveland, Colorado. Together, our two premier community banks will create one of the largest bank holding companies headquartered in the state of Colorado. Based on financial results as of December 31, 2015, the combined company will have approximately $3.3 billion in total assets, $2.5 billion in total deposits and $2.3 billion in total gross loans. We expect the transaction to close in the third quarter of 2016. I look forward to this exciting opportunity for our combined customers, employees and shareholders.”

Mr. Taylor added, “I am equally pleased with our sustained momentum in the first quarter of 2016. We continue to remain focused on the fundamentals of our business, as evidenced by our nearly 16% growth in operating earnings as compared with the first quarter 2015, and strong balance sheet growth including a 17.7% increase in loans and an 8.8% increase in deposits over the last twelve months.”

As compared to the fourth quarter 2015, the Company’s first quarter 2016 operating earnings increased $0.1 million to $5.9 million. Operating return on average assets increased to 1.01% in the first quarter 2016 compared to 0.99% in the fourth quarter 2015. As compared to the fourth quarter 2015, the Company’s first quarter 2016 net income decreased $0.4 million to $5.5 million primarily due to merger-related expenses incurred during the first quarter 2016. Return on average assets (GAAP) during the first quarter 2016 was 0.94% compared to 1.00% in the fourth quarter in the prior year.

__________________________________________________________________

1  This press release contains certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. See the “Non-GAAP Financial Measures” section later in this press release for a definition of operating earnings and other non-GAAP measures.

Key Financial Measures

Income Statement

	Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015

	(Dollars in thousands, except per share amounts)
Net income	$5,535	$5,891	$5,084
Operating earnings (1)	$5,918	$5,830	$5,109
Earnings per common share - diluted - operating (1)	$0.28	$0.27	$0.24
Earnings per common share - diluted	$0.26	$0.28	$0.24
Return on average assets - operating (1)	1.01%	0.99%	0.98%
Return on average assets	0.94%	1.00%	0.98%
Return on average equity - operating (1)	10.62%	10.44%	9.86%
Return on average equity	9.93%	10.55%	9.81%
Net interest margin	3.60%	3.58%	3.84%
Efficiency ratio - tax equivalent (2)	59.92%	59.55%	62.82%
________________

(1) See reconciliation of non-GAAP financial measure to the corresponding GAAP measurement in "Non-GAAP Financial Measures" later in this document.

(2) The efficiency ratio equals noninterest expense adjusted to exclude amortization of intangible assets, prepayment penalties on long-term debt, impairment of long-lived assets and merger related expenses, divided by the sum of tax equivalent net interest income and tax equivalent noninterest income. To calculate tax equivalent net interest income and noninterest income, the interest earned on tax exempt loans and investment securities and the income earned on bank-owned life insurance has been adjusted to reflect the amount that would have been earned had these investments been subject to normal income taxation.

Balance Sheet

	March 31,	December 31,	Percent	March 31,	Percent
	2016	2015	Change	2015	Change
	(Dollars in thousands, except per share amounts)
Total investments	$400,890	$424,692	(5.6)%	$452,271	(11.4)%
Total loans, net of deferred costs and fees	1,830,246	1,814,536	0.9%	1,555,154	17.7%
Allowance for loan losses	(23,025)	(23,000)	0.1%	(22,500)	2.3%
Total assets	2,362,216	2,368,525	(0.3)%	2,145,452	10.1%
Total deposits	1,872,717	1,801,845	3.9%	1,721,881	8.8%
Book value per common share	10.35	10.21	1.4%	9.71	6.6%
Tangible book value per common share	10.12	9.97	1.5%	9.41	7.5%
Equity ratio - GAAP	9.55%	9.36%	2.0%	9.84%	(2.9)%
Tangible common equity ratio	9.36%	9.16%	2.2%	9.56%	(2.1)%
Total risk-based capital ratio	13.31%	13.24%	0.5%	13.75%	(3.2)%
Assets under management and administration	$704,713	$698,247	0.9%	$706,844	(0.3)%

Net Interest Income and Margin

	Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015

	(Dollars in thousands)
Net interest income	$19,995	$19,856	$18,777
Average earning assets	2,234,247	2,201,096	1,980,717
Interest rate spread	3.44%	3.43%	3.72%
Net interest margin	3.60%	3.58%	3.84%
Net interest margin, fully tax equivalent	3.68%	3.66%	3.93%
Average cost of interest-bearing liabilities
(including noninterest-bearing deposits)	0.35%	0.30%	0.23%
Average cost of deposits
(including noninterest-bearing deposits)	0.22%	0.20%	0.16%

Net interest income increased $1.2 million in the first quarter 2016, as compared to the same quarter in 2015, due to a $2.0 million increase in interest income, partially offset by a $0.8 million increase in interest expense. The increase in interest income was primarily the result of a $288.4 million, or 18.9% increase in average loan balances in the first quarter 2016 as compared to the same quarter in 2015. The increase in interest expense is primarily attributable to a $116.2 million increase in the Company’s average FHLB borrowings compounded by an increase in the average cost of these borrowings.

In the first quarter 2016, net interest income increased $0.1 million as compared to the fourth quarter 2015, due to a $0.4 million increase in interest income, partially offset by a $0.3 million increase in interest expense. The increase in interest income during the first quarter 2016, as compared to the fourth quarter 2015, was primarily due to a $49.0 million increase in average loan balances. The increase in interest expense during the first quarter 2016, as compared to the fourth quarter 2015, was primarily due to a $65.3 million increase in average Federal Home Loan Bank (FHLB) borrowings as well as an increase in the average cost of these borrowings.

Noninterest Income

The following table presents noninterest income as of the dates indicated:

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015

	(In thousands)
Noninterest income:
Deposit service and other fees	$2,169	$2,259	$2,035
Investment management and trust	1,280	1,225	1,334
Increase in cash surrender value of
life insurance	448	442	408
Gain on sale of securities	45	132	-
Gain on sale of SBA loans	154	143	280
Other	82	61	58
Total noninterest income	$4,178	$4,262	$4,115

First quarter 2016 noninterest income was $4.2 million as compared to $4.3 million in the fourth quarter 2015 and $4.1 million in the first quarter 2015.

Noninterest Expense

The following table presents noninterest expense as of the dates indicated:

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015

	(In thousands)
Noninterest expense:
Salaries and employee benefits	$8,788	$8,643	$8,604
Occupancy expense	1,375	1,498	1,697
Furniture and equipment	818	801	730
Amortization of intangible assets	240	495	495
Other real estate owned, net	2	16	41
Insurance and assessment	613	603	565
Professional fees	857	700	829
Other general and administrative	3,099	2,491	2,309
Total noninterest expense	$15,792	$15,247	$15,270

Noninterest expense increased by $0.5 million to $15.8 million in the first quarter 2016 as compared to the fourth quarter 2015 and the first quarter 2015, primarily due to the $0.7 million in merger related expenses incurred during the first quarter 2016. Other offsetting variances in noninterest expense during the first quarter 2016 as compared to the fourth quarter 2015 included a $0.3 million decrease in amortization related to the use of accelerated amortization and a $0.2 million increase in professional fees. The Company’s tax equivalent efficiency ratio was 59.92% for the first quarter 2016, as compared to 59.55% for the fourth quarter 2015, and 62.82% for the first quarter 2015.

Balance Sheet

	March 31,	December 31,	Percent	March 31,	Percent
	2016	2015	Change	2015	Change
	(Dollars in thousands)
Total assets	$2,362,216	$2,368,525	(0.3)%	$2,145,452	10.1%
Average assets, quarter-to-date	2,359,180	2,327,224	1.4%	2,108,766	11.9%
Total loans, net of deferred costs and fees	1,830,246	1,814,536	0.9%	1,555,154	17.7%
Total deposits	1,872,717	1,801,845	3.9%	1,721,881	8.8%

Equity ratio - GAAP	9.55%	9.36%	2.0%	9.84%	(2.9)%
Tangible common equity ratio	9.36%	9.16%	2.2%	9.56%	(2.1)%

At March 31, 2016, the Company had total assets of $2.4 billion, reflecting a decrease of $6.3 million as compared to December 31, 2015 and an increase of $216.8 million as compared to March 31, 2015. The $70.9 increase in total deposits during the first quarter 2016 assisted in the Company reducing its FHLB borrowings by $74.9 million from $280.8 million as of December 31, 2015 to $205.9 million as of March 31, 2016.

The following table sets forth the amount of loans outstanding at the dates indicated:

	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
	(In thousands)
Loans held for sale	$-	$-	$8	$423	$700
Commercial and residential real estate	1,307,854	1,281,701	1,196,209	1,146,508	1,055,219
Construction	87,753	107,170	92,473	85,516	72,505
Commercial	329,939	323,552	336,414	333,860	326,679
Agricultural	9,768	9,294	10,991	12,380	10,625
Consumer	66,829	66,288	63,517	61,870	60,008
SBA	26,811	25,645	25,911	26,975	27,419
Other	955	631	510	1,299	2,133
Total gross loans	1,829,909	1,814,281	1,726,033	1,668,831	1,555,288
Deferred costs and (fees)	337	255	118	(173)	(134)
Loans, net of deferred costs and fees	$1,830,246	$1,814,536	$1,726,151	$1,668,658	$1,555,154

The following table presents the changes in our loan balances at the dates indicated:

	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
	(In thousands)
Beginning balance	$1,814,281	$1,726,033	$1,668,831	$1,555,288	$1,541,813
New credit extended	105,843	155,745	149,502	169,687	95,738
Net existing credit advanced	50,482	61,165	60,784	83,792	57,900
Net pay-downs and maturities	(139,914)	(129,189)	(152,279)	(138,770)	(141,983)
Charge-offs and other	(783)	527	(805)	(1,166)	1,820
Gross loans	1,829,909	1,814,281	1,726,033	1,668,831	1,555,288
Deferred costs and (fees)	337	255	118	(173)	(134)
Loans, net of deferred costs and fees	$1,830,246	$1,814,536	$1,726,151	$1,668,658	$1,555,154

Net change - loans outstanding	$15,710	$88,385	$57,493	$113,504	$13,720

During the first quarter 2016, loans net of deferred costs and fees increased $15.7 million which was comprised of a $26.2 million increase in commercial and residential real estate loans and a $6.4 million increase in commercial loans, partially offset by a $19.4 million decline in construction loans. First quarter 2016 net loan growth consisted of $156.3 million in new loans and net existing credit advanced, partially offset by $139.9 million in net loan pay-downs and maturities. In addition to contractual loan principal payments and maturities, the first quarter 2016 included $28.1 million in early payoffs related to the sale of the borrower’s assets, $21.4 million in payoffs due to our strategic decision to not match certain financing terms offered by competitors, $11.7 million in pay-downs related to revolving line of credit fluctuations and $10.0 million in pay-downs of energy-related loans.

For the twelve months ended March 31, 2016, loans net of deferred costs and fees increased by $275.1 million, or 17.7%. Net loan growth was comprised of a $252.6 million increase in commercial and residential real estate loans and a $15.2 million increase in construction loans. The growth in loans was the result of the development of new customer relationships and growth in existing customer relationships. The utilization rate on commercial lines of credit was 43.0% at March 31, 2016 as compared to 41.2% at December 31, 2015 and 37.8% as of March 31, 2015. At March 31, 2016, 1-4 family residential real estate loans were $343.1 million, as compared to $349.1 million at December 31, 2015, and $262.0 million as of March 31, 2015.

The following table sets forth the amounts of deposits outstanding at the dates indicated:

	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
	(In thousands)
Noninterest-bearing demand	$631,544	$612,371	$683,797	$622,364	$659,765
Interest-bearing demand and NOW	392,808	381,834	405,092	379,495	356,573
Money market	411,582	397,371	369,023	362,798	370,705
Savings	155,673	151,130	144,602	139,305	141,948
Time	281,110	259,139	244,815	238,037	192,890
Total deposits	$1,872,717	$1,801,845	$1,847,329	$1,741,999	$1,721,881

At March 31, 2016, non-maturing deposits were $1.6 billion, an increase of $48.9 million as compared to December 31, 2015, and an increase of $62.6 million as compared to March 31, 2015.  The increase in non-maturing deposits during the first quarter 2016 was attributable to seasonal cash fluctuations of various commercial customers in addition to new customer relationships. At March 31, 2016, noninterest-bearing deposits as a percentage of total deposits were 33.7%, as compared to 34.0% at December 31, 2015, and 38.3% at March 31, 2015.

At March 31, 2016, securities sold under agreements to repurchase were $18.7 million, a decrease of $7.7 million as compared to December 31, 2015, and a decrease of $5.2 million as compared to March 31, 2015.

Total FHLB borrowings were $205.9 million at March 31, 2016 consisting of $85.9 million of overnight advances on our subsidiary bank’s,  (Guaranty Bank and Trust Company) line of credit and $120.0 million in term advances. At December 31, 2015, total FHLB borrowings consisted of $185.8 million in overnight advances and $95.0 million in term advances.

Regulatory Capital Ratios

The following table provides the capital ratios of the Company and the Bank as of the dates presented, along with the applicable regulatory capital requirements:

	Ratio at March 31, 2016	Ratio at December 31, 2015	Minimum Capital Requirement	Minimum Requirement for "Well-Capitalized" Institution
Common Equity Tier 1 Risk-Based Capital Ratio
Consolidated	11.02%	10.94%	4.50%	N/A
Guaranty Bank and Trust Company	12.19%	11.96%	4.50%	6.50%

Tier 1 Risk-Based Capital Ratio
Consolidated	12.18%	12.11%	6.00%	N/A
Guaranty Bank and Trust Company	12.19%	11.96%	6.00%	8.00%

Total Risk-Based Capital Ratio
Consolidated	13.31%	13.24%	8.00%	N/A
Guaranty Bank and Trust Company	13.32%	13.09%	8.00%	10.00%

Leverage Ratio
Consolidated	10.64%	10.68%	4.00%	N/A
Guaranty Bank and Trust Company	10.66%	10.55%	4.00%	5.00%

At March 31, 2016, all of our regulatory capital ratios remained well above minimum requirements for a “well-capitalized” institution. Our Tier 1 risk-based capital ratio and total risk-based capital ratios increased as compared to our ratios at December 31, 2015 as a result of increased capital due to first quarter earnings, partially offset by growth in risk-weighted assets.

Asset Quality

The following table presents select asset quality data, including quarterly charged-off loans, recoveries and provision (credit) for loan losses as of the dates indicated:

	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
	(Dollars in thousands)
Nonaccrual loans and leases	$13,401	$14,474	$14,512	$13,192	$13,266
Accruing loans past due 90 days or more (1)	-	-	-	-	-

Total nonperforming loans (NPLs)	$13,401	$14,474	$14,512	$13,192	$13,266
Other real estate owned and foreclosed assets	674	674	1,371	1,503	2,175

Total nonperforming assets (NPAs)	$14,075	$15,148	$15,883	$14,695	$15,441

Total classified assets	$27,191	$26,428	$31,208	$31,762	$28,637

Accruing loans past due 30-89 days (1)	$1,398	$2,091	$3,461	$1,487	$8,368

Charged-off loans	$(302)	$(66)	$(75)	$(48)	$(49)
Recoveries	311	184	101	285	82
Net recoveries	$9	$118	$26	$237	$33

Provision (credit) for loan losses	$16	$(8)	$14	$113	$(23)

Allowance for loan losses	$23,025	$23,000	$22,890	$22,850	$22,500

Selected ratios:
NPLs to loans, net of deferred costs and fees (2)	0.73%	0.80%	0.84%	0.79%	0.85%
NPAs to total assets	0.60%	0.64%	0.69%	0.65%	0.72%
Allowance for loan losses to NPLs	171.82%	158.91%	157.73%	173.21%	169.61%
Allowance for loan losses to loans, net of
deferred costs and fees (2)	1.26%	1.27%	1.33%	1.37%	1.45%
Loans 30-89 days past due to loans, net of
deferred costs and fees (2)	0.08%	0.12%	0.20%	0.09%	0.54%
Texas ratio (3)	5.14%	5.65%	6.09%	5.80%	6.07%
Classified asset ratio (4)	11.56%	11.66%	13.51%	13.87%	11.26%

______________________________________

(1)Past due loans include both loans that are past due with respect to payments and loans that are past due because the loan has matured, and is in the process of renewal, but continues to be current with respect to payments.

(2)Loans, net of deferred costs and fees, exclude loans held for sale.

(3)Texas ratio is defined as total NPAs divided by subsidiary bank only Tier 1 Capital plus allowance for loan losses.

(4)Classified asset ratio is defined as total classified assets to subsidiary bank only Tier 1 Capital plus allowance for loan losses.

The following tables summarize past due loans held for investment by class as of the dates indicated:

March 31, 2016	30-89 Days Past Due	90 Days + Past Due and Still Accruing	Nonaccrual	Total Nonaccrual and Past Due	Total Loans, Held for Investment
	(In thousands)
Commercial and residential
real estate	$867	$-	$10,555	$11,422	$1,308,095
Construction	-	-	986	986	87,769
Commercial	80	-	854	934	330,000
Consumer	94	-	481	575	66,841
Other	357	-	525	882	37,541
Total	$1,398	$-	$13,401	$14,799	$1,830,246

December 31, 2015	30-89 Days Past Due	90 Days + Past Due and Still Accruing	Nonaccrual	Total Nonaccrual and Past Due	Total Loans, Held for Investment
	(In thousands)
Commercial and residential
real estate	$653	$-	$11,905	$12,558	$1,281,881
Construction	-	-	986	986	107,185
Commercial	1,147	-	874	2,021	323,598
Consumer	291	-	459	750	66,297
Other	-	-	250	250	35,575
Total	$2,091	$-	$14,474	$16,565	$1,814,536

During the first quarter 2016, nonperforming assets decreased by $1.1 million from December 31, 2015 and decreased by $1.4 million from March 31, 2015. The decrease in nonperforming assets at March 31, 2016 as compared to December 31, 2015 was primarily the result of the payoff during the first quarter 2016 of a single nonaccrual loan with  a balance of $1.0 million as of December 31, 2015. As of March 31, 2016, nonperforming loans included one out-of-state loan participation with a balance of $9.5 million.

At March 31, 2016, classified assets represented 11.6% of bank-level Tier 1 risk-based capital plus allowance for loan losses, as compared to 11.7% at December 31, 2015, and 11.3% at March 31, 2015.

Net recoveries in first quarter 2016 were immaterial as compared to net recoveries of $0.1 million in the fourth quarter 2015, and an immaterial amount of net recoveries in the first quarter 2015.  The Bank considered recoveries, historical charge-offs, level of nonperforming loans, loan growth and other factors when determining the adequacy of the allowance for loan losses and the resulting amount of loan loss provision to be recognized during the quarter.

Shares Outstanding

As of March 31, 2016, the Company had 21,790,800 shares of common stock outstanding, consisting of 20,771,800 shares of voting common stock, of which 556,944 shares were in the form of unvested stock awards, and 1,019,000 shares of non-voting common stock.

Non-GAAP Financial Measures

The Company discloses certain non-GAAP financial measures related to tangible assets, including tangible book value and tangible common equity, and operating earnings adjusted for merger related expenses, OREO expenses, debt termination expense, impairments of long-lived assets, securities gains and losses and gains or losses on the sale or disposal of other assets. The Company also discloses the following GAAP profitability metrics alongside the operating earnings equivalent: return on average assets, return on average equity and earnings per share (diluted).

The Company discloses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

The following non-GAAP schedule reconciles the non-GAAP operating earnings to GAAP net income as of the dates indicated:

	Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015

	(Dollars in thousands, except per share amounts)
Net income	$5,535	$5,891	$5,084
Expenses adjusted for:
Expenses (gains) related to other real
estate owned, net	2	16	41
Merger related expenses	675	-	-
Asset impairments	-	-	-
Impairment of long-lived assets	-	-	-
Income adjusted for:
Gain on sale of securities	(45)	(132)	-
(Gain) loss on sale of other assets	(14)	18	-
Pre-tax earnings adjustment	618	(98)	41
Tax effect of adjustments (1)	(235)	37	(16)
Tax effected operating earnings adjustment	383	(61)	25
Operating earnings	$5,918	$5,830	$5,109

Average assets	$2,359,180	$2,327,224	$2,108,766

Average equity	$224,179	$221,515	$210,110

Fully diluted average common
shares outstanding:	21,375,330	21,303,763	21,165,433

Earnings per common
share–diluted:	$0.26	$0.28	$0.24
Earnings per common
share–diluted - operating:	$0.28	$0.27	$0.24

ROAA (GAAP)	0.94%	1.00%	0.98%
ROAA - operating	1.01%	0.99%	0.98%

ROAE (GAAP)	9.93%	10.55%	9.81%
ROAE - operating	10.62%	10.44%	9.86%
___________________
(1) Tax effect calculated using a combined federal and state marginal tax rate of 38.01%

The following non-GAAP schedules reconcile the book value per share to the tangible book value per share and the GAAP equity ratio to the tangible equity ratio as of the dates indicated:

Tangible Book Value per Common Share
	March 31,	December 31,	March 31,
	2016	2015	2015
	(Dollars in thousands, except per share amounts)
Total stockholders' equity	$225,519	$221,639	$211,137
Less: Intangible assets	(4,933)	(5,173)	(6,659)
Tangible common equity	$220,586	$216,466	$204,478

Number of common shares outstanding	21,790,800	21,704,852	21,738,501

Book value per common share	$10.35	$10.21	$9.71
Tangible book value per common share	$10.12	$9.97	$9.41

Tangible Common Equity Ratio
	March 31,	December 31,	March 31,
	2016	2015	2015
	(Dollars in thousands)
Total stockholders' equity	$225,519	$221,639	$211,137
Less: Intangible assets	(4,933)	(5,173)	(6,659)
Tangible common equity	$220,586	$216,466	$204,478

Total assets	$2,362,216	$2,368,525	$2,145,452
Less: Intangible assets	(4,933)	(5,173)	(6,659)
Tangible assets	$2,357,283	$2,363,352	$2,138,793

Equity ratio - GAAP (total stockholders'
equity / total assets)	9.55%	9.36%	9.84%
Tangible common equity ratio (tangible
common equity / tangible assets)	9.36%	9.16%	9.56%

About Guaranty Bancorp

Guaranty Bancorp is a  $2.4 billion financial services company that operates as the bank holding company for Guaranty Bank and Trust Company, a premier Colorado community bank. The Bank provides comprehensive financial solutions to consumers and small to medium-sized businesses that value local and personalized service. In addition to loans and depository services, the Bank also offers wealth management solutions, including trust and investment management services. More information about Guaranty Bancorp can be found at www.gbnk.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: failure to maintain adequate levels of capital and liquidity to support the Company’s operations; general economic and business conditions in those areas in which the Company operates, including the impact of global and national economic conditions on our local economy; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; ability to receive regulatory approval for the bank subsidiary to declare dividends to the Company; adequacy of the allowance for loan losses, changes in credit quality and the effect of credit quality on the provision for credit losses and allowance for loan losses; changes in governmental legislation or regulation, including, but not limited to, any increase in FDIC insurance premiums; changes in accounting policies and practices; changes in business strategy or development plans; failure or inability to complete mergers or other corporate transactions; changes in the securities markets; changes in consumer spending, borrowing and savings habits; the availability of capital from private or government sources; competition for loans and deposits and failure to attract or retain loans and deposits; failure to recognize expected cost savings; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and terms of other credit agreements; changes in oil and natural gas prices; political instability, acts of war or terrorism and natural disasters; and additional “Risk Factors” referenced in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as supplemented from time to time. When relying on forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties. The Company can give no assurance that any goal or plan or expectation set forth in any forward-looking statement can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. The forward-looking statements are made as of the date of this press release, and, except as may otherwise be required by law, the Company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	March 31,	December 31,	March 31,
	2016	2015	2015
	(In thousands)
Assets
Cash and due from banks	$31,142	$26,711	$31,649

Securities available for sale, at fair value	229,478	255,431	295,700
Securities held to maturity	152,213	148,761	141,969
Bank stocks, at cost	19,199	20,500	14,602
Total investments	400,890	424,692	452,271

Loans held for sale	-	-	700

Loans, held for investment, net of deferred costs and fees	1,830,246	1,814,536	1,554,454
Less allowance for loan losses	(23,025)	(23,000)	(22,500)
Net loans, held for investment	1,807,221	1,791,536	1,531,954

Premises and equipment, net	46,036	48,308	48,400
Other real estate owned and foreclosed assets	674	674	2,175
Other intangible assets, net	4,933	5,173	6,659
Bank owned life insurance	49,279	48,909	47,795
Other assets	22,041	22,522	23,849
Total assets	$2,362,216	$2,368,525	$2,145,452

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$631,544	$612,371	$659,765
Interest-bearing demand and NOW	392,808	381,834	356,573
Money market	411,582	397,371	370,705
Savings	155,673	151,130	141,948
Time	281,110	259,139	192,890
Total deposits	1,872,717	1,801,845	1,721,881
Securities sold under agreement to repurchase and
federal funds purchased	18,730	26,477	23,922
Federal Home Loan Bank term notes	120,000	95,000	20,000
Federal Home Loan Bank line of credit borrowing	85,900	185,847	128,600
Subordinated debentures	25,774	25,774	25,774
Securities purchased, not yet settled	-	-	2,284
Interest payable and other liabilities	13,576	11,943	11,854
Total liabilities	2,136,697	2,146,886	1,934,315

Stockholders’ equity:
Common stock and additional paid-in capital - common stock	713,491	712,334	710,241
Accumulated deficit	(379,053)	(382,147)	(393,193)
Accumulated other comprehensive loss	(4,307)	(4,805)	(2,466)
Treasury stock	(104,612)	(103,743)	(103,445)
Total stockholders’ equity	225,519	221,639	211,137
Total liabilities and stockholders’ equity	$2,362,216	$2,368,525	$2,145,452

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

	Three Months Ended March 31,
	2016	2015

	(In thousands, except share and per share data)
Interest income:
Loans, including costs and fees	$18,854	$16,806
Investment securities:
Taxable	1,960	2,123
Tax-exempt	731	702
Dividends	311	222
Federal funds sold and other	4	1
Total interest income	21,860	19,854
Interest expense:
Deposits	1,007	668
Securities sold under agreement to repurchase and
federal funds purchased	10	11
Borrowings	623	199
Subordinated debentures	225	199
Total interest expense	1,865	1,077
Net interest income	19,995	18,777
Provision (credit) for loan losses	16	(23)
Net interest income, after provision for loan losses	19,979	18,800
Noninterest income:
Deposit service and other fees	2,169	2,035
Investment management and trust	1,280	1,334
Increase in cash surrender value of life insurance	448	408
Gain on sale of securities	45	-
Gain on sale of SBA loans	154	280
Other	82	58
Total noninterest income	4,178	4,115
Noninterest expense:
Salaries and employee benefits	8,788	8,604
Occupancy expense	1,375	1,697
Furniture and equipment	818	730
Amortization of intangible assets	240	495
Other real estate owned, net	2	41
Insurance and assessments	613	565
Professional fees	857	829
Other general and administrative	3,099	2,309
Total noninterest expense	15,792	15,270
Income before income taxes	8,365	7,645
Income tax expense	2,830	2,561
Net income	$5,535	$5,084

Earnings per common share–basic:	$0.26	$0.24
Earnings per common share–diluted:	0.26	0.24

Dividend declared per common share:	$0.12	$0.10

Weighted average common shares outstanding-basic:	21,184,892	21,037,325
Weighted average common shares outstanding-diluted:	21,375,330	21,165,433

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Average Balance Sheets

	QTD Average
	March 31,	December 31,	March 31,
	2016	2015	2015

	(In thousands)
Assets
Interest earning assets
Loans, net of deferred costs and fees	$1,818,001	$1,769,010	$1,529,619
Securities	413,434	429,971	448,764
Other earning assets	2,812	2,115	2,334
Average earning assets	2,234,247	2,201,096	1,980,717
Other assets	124,933	126,128	128,049
Total average assets	$2,359,180	$2,327,224	$2,108,766

Liabilities and Stockholders’ Equity
Average liabilities:
Average deposits:
Noninterest-bearing deposits	$611,736	$648,903	$647,184
Interest-bearing deposits	1,207,001	1,194,964	1,045,330
Average deposits	1,818,737	1,843,867	1,692,514
Other interest-bearing liabilities	303,728	246,959	192,618
Other liabilities	12,536	14,883	13,524
Total average liabilities	2,135,001	2,105,709	1,898,656
Average stockholders’ equity	224,179	221,515	210,110
Total average liabilities and stockholders’ equity	$2,359,180	$2,327,224	$2,108,766